Exhibit 99.1

Cyngn Reports 2025 Fourth Quarter and Year-End Financial Results

Recent Operating Highlights:

●	Reported record expansion among existing enterprise and Fortune 100 customers and indicated that Q1 2026 sales are on track to exceed total 2025 bookings, reflecting accelerating commercial momentum.

●	Cyngn tripled the number of bookings in 2025 compared to 2024.

●	Announced commercial deployments at G&J Pepsi and Coats.

●	Expanded into agriculture through partnership with Chandler Automation.

●	Closed $9.65 million registered direct offering, extending the company’s runway until 2028.

MOUNTAIN VIEW, Calif., March 25, 2026 — Cyngn (NASDAQ: CYN) announced operational progress and commercial momentum entering 2026, reflecting continued expansion of its autonomous vehicle deployments, customer base, and strategic initiatives.

In 2025, Cyngn made measurable progress across commercialization, deployment execution, and market expansion. The company tripled DriveMod Tugger bookings year-over-year, expanded deployments with customers including G&J Pepsi and Coats, and increased autonomous utilization as sites moved into fuller production use.

Cyngn also expanded its market reach and ecosystem. In the fourth quarter, the company entered the agriculture sector through a partnership with Chandler Automation, extending its dealer network into food processing and packaging environments. This expansion reflects a broader strategy of targeting industries with high-frequency, repetitive material handling workflows.

Across its installed base, Cyngn reported record expansion activity among enterprise and Fortune 100 customers. Deployments that began as single-route automation initiatives are increasingly scaling into multi-vehicle, multi-workflow implementations, reflecting validation of operational value and repeatability of the platform. This expansion dynamic contributed to accelerating commercial momentum, with the company indicating it is on track to generate more bookings in Q1 2026 than in all of 2025. Note: even as sales are on an upward trajectory, the company recognizes revenue when vehicles are deployed over the operational life of the vehicle.

Already this year, there have been a number of developments.

In January, the company strengthened its leadership and governance capabilities with the appointment of Ran Makavy to its Board of Directors. Makavy brings experience scaling growth and platform operations at Lyft and Facebook, aligning with Cyngn’s focus on converting product capability into broader market adoption.

In March, Cyngn completed a $9.65 million registered direct offering, providing additional liquidity to support ongoing operations and growth initiatives, extending its runway to 2028. The company also outlined new strategic pillars focused on mergers and acquisitions and asset-based balance sheet expansion, positioning Cyngn to pursue both organic and inorganic growth opportunities.

With expanding deployments, increasing customer adoption, strengthened intellectual property, and additional capital flexibility, Cyngn enters 2026 focused on scaling its commercial footprint and advancing autonomous vehicle adoption across industrial environments.

2025 Financial Review:

Revenue in 2025 was $219 thousand compared to $368 thousand in 2024. Similar to prior year, 2025 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses in 2025 were $25.9 million, an increase of $2.7 million or 11.6% from $23.2 million in 2024. This increase was due to a $1.9 million increase in general and administrative (G&A) expenses, primarily driven by an increase in personnel costs reflecting an investment in sales and executive bonuses, and a $1.2 million increase in research and development (R&D), primarily due to the change in accounting estimate related to capitalized software offset by the decrease in headcount. This was offset by a decrease of $0.4 million in cost of revenue due to the deployment costs being recognized over the life of the awarded contracts in 2025 versus the costs of initial deployment pilots immediately recognized in 2024. For 2025, other income (expense), net was $2.2 million compared to $(10.5) million in 2024. The increase in other income was primarily driven by the accounting for the warrants issued in 2024.

Net loss for 2025 was $(23.5) million compared to $(33.3) million in 2024. The 2025 net loss per share was $(5.17), based on basic and diluted weighted average shares outstanding of approximately 4.5 million in the quarter. This compares to a net loss per share of $(2,521.41) in 2024, based on approximately 13.2 thousand basic and diluted weighted average shares outstanding.

Q4 2025 Three Month Financial Review:

Fourth quarter of 2025 revenue was $68.1 thousand compared to $306.4 thousand in the fourth quarter of 2024. Similar to prior year, fourth quarter 2025 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses in the fourth quarter were $6.6 million, an increase of $1 million or 17% from $5.6 million in the fourth quarter of 2024. This increase was due to an increase of $1 million in R&D, as the company no longer reclassifies certain development costs to capitalized software following a change in accounting estimate. This is offset by a decrease of $57.7 thousand in G&A expenses, primarily due to spending improvements on general office expenses, and a decrease of $193.6 thousand in cost of revenue due to the deployment costs being recognized over the life of the won contracts in 2025 versus the costs of initial deployment pilots immediately recognized in 2024. For the fourth quarter of 2025, other income (expense), net was $883.7 thousand compared to $(10.6) million in the fourth quarter of 2024. The increase in income was primarily driven by the accounting for the warrants issued in 2024.

Net loss for the fourth quarter was $(5.7) million compared to $(16.1) million in the corresponding quarter of 2024. Fourth quarter 2025 net loss per share was $(0.78), based on basic and diluted weighted average shares outstanding of approximately 7.2 million in the quarter. This compares to a net loss per share of $(672.21) in the fourth quarter of 2024, based on approximately 24 thousand basic and diluted weighted average shares outstanding.

Balance Sheet Highlights:

Cyngn’s unrestricted cash and short-term investments as of December 31, 2025 totaled $34.7 million compared to $23.6 million as of December 31, 2024. At the end of the same period, working capital was $35 million and total stockholders’ equity was $38.8 million, as compared to year-end working capital of $22.1 million and total stockholders’ equity of $(1) million, respectively as of December 31, 2024. The Company had no debt as of December 31, 2025 and December 31, 2024 and to date, no member of the current management team has sold any shares of the Company’s stock.

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024 Restated

REVENUE	$218,976	$368,138
COSTS AND EXPENSES
Cost of revenue	135,749	535,708
Research and development	12,468,687	11,259,641
General and administrative	13,302,781	11,400,864
TOTAL COSTS AND EXPENSES	25,907,217	23,196,213
LOSS FROM OPERATIONS	(25,688,241)	(22,828,075)

OTHER INCOME (EXPENSE), NET
Interest income (expense), net	197,429	(1,117,546)
Warrant liability issuance costs	‒	(1,739,148)
Change in fair value of warrant liability	1,136,677	(5,359,780)
Loss on issuance of warrants	‒	(2,344,147)
Other income (expense), net	884,862	53,117
TOTAL OTHER INCOME (EXPENSE), NET	2,218,968	(10,507,504)

NET LOSS	$(23,469,273)	$(33,335,579)

Net loss per share attributable to common stockholders, basic and diluted	$(5.17)	$(2,521.41)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	4,540,481	13,221

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

		December 31,
	December 31, 2025	2024 Restated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$990,023	$23,617,733
Short-term investments	33,736,091	‒
Accounts and other receivables	1,544,213	1,222,891
Inventory	2,039,655	150,241
Prepaid expenses and other current assets	1,518,430	592,090
TOTAL CURRENT ASSETS	39,828,412	25,582,955

NON-CURRENT ASSETS
Property and equipment, net	3,268,196	2,319,402
Right-of-use asset, net	5,971,800	297,918
Intangible assets, net	466,223	1,895,074
Security Deposit	518,584	‒
TOTAL ASSETS	$50,053,215	$30,095,349

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$217,439	$247,778
Deferred revenue	1,658,015	769,180
Accrued expenses and other current liabilities	2,615,734	2,105,036
Current operating lease liability	312,365	317,344
TOTAL CURRENT LIABILITIES	4,803,553	3,439,338

Non-current operating lease liability	6,495,256	‒
Warrant liability	‒	27,703,927
TOTAL LIABILITIES	11,298,809	31,143,265

Commitments and contingencies (Note 12)

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, Par $0.00001; 400,000,000 and 200,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 7,974,380 and 199,110 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	80	2
Additional paid-in capital	255,576,797	192,305,280
Accumulated deficit	(216,822,471)	(193,353,198)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	38,754,406	(1,047,916)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$50,053,215	$30,095,349

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024 Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(23,469,273)	$(33,335,579)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,189,794	669,409
Stock-based compensation	1,620,992	2,449,191
Realized gain on short-term investments	(85,117)	‒
Accretion on short-term investments	(776,163)	(113,072)
Loss on disposed assets	16,607	‒
Patent impairment	‒	118,831
Change in fair value of warrant liability	(1,136,677)	5,359,780
Change in estimate of capitalized software	1,425,689	‒
Warrant liability issuance costs	‒	1,739,148
Loss on issuance of warrants	‒	2,344,147
Accretion of interest and amortization of debt issuance costs	‒	1,177,174
Changes in operating assets and liabilities:
Accounts and other receivables	(321,322)	(452,006)
Inventory	(1,889,414)	(150,241)
Prepaid expenses, operating lease right-of-use assets, and other current assets	(1,421,910)	(44,035)
Accounts payable	(30,339)	50,815
Deferred revenue	888,834	(667,680)
Accrued expenses, lease liabilities, and other current liabilities	411,643	1,658,037
NET CASH USED IN OPERATING ACTIVITIES	(23,576,656)	(19,196,081)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,230,536)	(1,051,481)
Acquisition of intangible asset	(29,061)	(954,229)
Disposal of assets	‒	265,940
Purchase of short-term investments	(87,387,311)	(7,562,761)
Proceeds from maturity of short-term investments	54,512,501	12,237,761
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(34,134,407)	2,935,230

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from at-the-market equity financing, net of issuance costs	5,472,701	6,789,427
Proceeds from public issuance of common stock and pre-funded warrants and exercise of pre-funded warrants, net of issuance costs	29,611,677	13,811,014
Issuance costs from public issuance of common stock and pre-funded warrants and exercise of pre-funded warrants	(1,025)	‒
Proceeds from issuance of warrants	‒	18,260,852
Proceeds from the Notes, net of issuance costs	‒	1,801,265
Repayment of the Notes	‒	(4,375,000)
Issuance costs for stock dividend and restricted stock units	‒	(597)
NET CASH PROVIDED BY FINANCING ACTIVITIES	35,083,353	36,286,961

Net increase (decrease) in cash and cash equivalents	(22,627,710)	20,026,110
Cash and cash equivalents, beginning of year	23,617,733	3,591,623
Cash and cash equivalents, end of year	$990,023	$23,617,733

All information has been retroactively adjusted to reflect the 1-for-100 reverse stock split effected on July 3, 2024 and the 1-for-150 reverse stock split effected on February 18, 2025.

About Cyngn

Cyngn develops and deploys autonomous vehicle technology for industrial organizations like manufacturers and logistics companies. The Company addresses significant challenges facing industrial organizations today, such as labor shortages and costly safety incidents.

Cyngn’s DriveMod technology empowers customers to seamlessly bring self-driving technology to their operations without high upfront costs or infrastructure installations. DriveMod is currently available on Motrec MT-160 Tuggers and BYD Forklifts.

The DriveMod Tugger hauls up to 12,000 lbs, travels inside and out, and targets a typical payback period of less than 2 years. The DriveMod Forklift lifts heavy loads that use non-standard pallets and is currently available to select customers.

Investor Contact:

Natalie Russell

CFO

investors@cyngn.com

Media Contact:

Luke Renner

Head of Marketing
media@cyngn.com

Where to Find Cyngn:

●	Website: https://cyngn.com

●	X: https://x.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K/A filed with the SEC on November 14, 2025. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.